Asheville Savings Bank Names Vikki Bailey Chief Retail Officer

ASHEVILLE, N.C., Nov. 27, 2012 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today that on November 20, 2012 the Bank's Board of Directors approved the appointment of Vikki D. Bailey as Executive Vice President and Chief Retail Officer for the Bank effective December 1, 2012. Bailey will lead the Bank's Retail Banking Team. Bailey currently serves the Bank as Senior Vice President and Regional Manager and has served the Bank in various capacities since 1976.

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Suzanne DeFerie, President and Chief Executive Officer, said, "I am delighted with the addition of Vikki Bailey to our executive team. Her expertise in the retail banking arena will significantly enhance the Bank's development of new products and support our commitment to a superior customer experience."

"I sincerely appreciate this new opportunity to be a contributor to the success of Asheville Savings Bank," Bailey said.

A native of Asheville, North Carolina, Bailey is active in numerous community organizations, including the Hendersonville Rotary Club, United Way and Blue Ridge Community College, and is a former board member of McDowell Hospital in Marion, North Carolina. Bailey and her family currently reside in Mills River, North Carolina.

Asheville Savings Bank, S.S.B., is a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

Contact:	Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411